Exhibit 99.1

News Release
International Paper Reports First Quarter 2025 Results

MEMPHIS, Tenn. – April 30, 2025 – International Paper (NYSE: IP; LSE: IPC) (the "Company") today reported first quarter 2025 net earnings (loss) of $(105) million, or $(0.24) per diluted share, and adjusted operating earnings (non-GAAP) of $101 million, or $0.23 per diluted share. First quarter net sales were $5.9 billion in 2025 and $4.6 billion in 2024.

First quarter net earnings includes a pre-tax charge of $271 million for accelerated depreciation and restructuring charges related to the previously announced closure of the Company's Red River containerboard mill in Campti, Louisiana.
“Reflecting on my first year, I am proud of the International Paper team for embracing transformational change and achieving tremendous progress together,” said Andy Silvernail, Chief Executive Officer. “We deployed 80/20, focusing on our most valuable customers and aligning our resources accordingly. We launched key initiatives to drive step-change improvement in our performance, and invested to grow in the most attractive markets. Most recently, we welcomed our DS Smith colleagues and outlined our strategic direction at our Investor Day.”

“This year’s first quarter results reflect higher sales and earnings, primarily driven by the DS Smith acquisition, sales price increases, and cost out,” Silvernail added. “We also made good progress on growing our market position in our North American packaging business. Overall market demand, however, was softer than anticipated in both of our regions. As expected, our free cash flow was temporarily impacted by transformation costs and incentive compensation payout. In this uncertain macroeconomic environment, we are focusing on actions within our control as we accelerate our 80/20 execution to drive commercial excellence and cost out across the company.”

Diluted Net EPS and Adjusted Operating EPS

	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Net Earnings (Loss) Per Share	$(0.24)	$(0.42)	$0.16
Add Back – Non-Operating Pension Expense (Income)	0.01	(0.02)	(0.04)
Add Back – Net Special Items Expense (Income)	0.57	0.52	0.05
Income Taxes - Non-Operating Pension and Special Items	(0.11)	(0.10)	—
Adjusted Operating Earnings Per Share*	$0.23	$(0.02)	$0.17

Select Financial Measures

(In millions)	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Net Sales	$5,901	$4,580	$4,619
Net Earnings (Loss)	(105)	(147)	56
Adjusted Operating Earnings*	101	(7)	61
Cash Provided By (Used For) Operations	(288)	397	395
Free Cash Flow**	(618)	137	144

*    Adjusted operating earnings and adjusted operating earnings per share are non-GAAP financial measures defined as net earnings (loss) (a GAAP measure) excluding net special items and non-operating pension expense (income). Net earnings (loss) and diluted earnings (loss) per share are the most directly comparable GAAP measures. The Company calculates adjusted operating earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items from the earnings (loss) reported under U.S. GAAP. Adjusted operating earnings per share is calculated by dividing adjusted operating earnings by the diluted average shares of common stock outstanding. Management uses these measures to focus on on-going operations, and believes that such measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release. A reconciliation of net earnings (loss) to adjusted operating earnings and diluted earnings (loss) per share to adjusted operating earnings per share, and an explanation of why we believe these non-GAAP financial measures provide useful information to investors, are included later in this release.

**    Free cash flow is a non-GAAP financial measure, which equals cash provided by (used for) operations (a GAAP measure) less cash invested in capital projects. The most directly comparable GAAP measure is cash provided by (used for) operations. A reconciliation of cash provided by (used for) operations to free cash flow and an explanation of why we believe this non-GAAP financial measure provides useful information to investors are included later in this release.

SEGMENT INFORMATION
As a result of the completed acquisition of DS Smith on January 31, 2025, the Chief Operating Decision Maker (CODM) now reviews and manages the financial results and operations of the following segments on the basis of the new organizational structure, Packaging Solutions North America, Packaging Solutions EMEA and Global Cellulose Fibers. The Packaging Solutions EMEA segment includes the Company's legacy EMEA Industrial Packaging business and the newly acquired EMEA DS Smith business. As such, amounts related to the Company's legacy EMEA Industrial Packaging business have been recast out of the previously reported Industrial Packaging business segment into the new Packaging Solutions EMEA business segment for all prior periods. The newly acquired North America DS Smith business has been included in the Packaging Solutions North America segment. Amounts related to the Company's legacy North America Industrial Packaging business have been reported in the Packaging Solutions North America business segment for all prior periods.

The following table presents net sales and business segment operating profit (loss), which is the Company's measure of segment profitability. Business segment operating profit (loss) is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280 - "Segment Reporting".First quarter 2025 net sales by business segment and operating profit (loss) by business segment compared with the fourth quarter of 2024 and the first quarter of 2024 are as follows:
Business Segment Results

(In millions)	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Net Sales by Business Segment
Packaging Solutions North America	$3,702	$3,539	$3,486
Packaging Solutions EMEA	1,550	357	348
Global Cellulose Fibers	643	662	704
Corporate and Inter-segment Sales	6	22	81
Net Sales	$5,901	$4,580	$4,619
Business Segment Operating Profit (Loss)
Packaging Solutions North America	$142	$228	$192
Packaging Solutions EMEA	46	19	24
Global Cellulose Fibers	17	(250)	(47)
Packaging Solutions North America business segment operating profit (loss) in the first quarter of 2025 was $142 million compared with $228 million in the fourth quarter of 2024. The first quarter of 2025 includes net sales of $127 million and business segment operating profit (loss) of $(9) million for the DS Smith North America business. For legacy IP North America Packaging, net sales were higher driven by higher sales prices for boxes partially offset by seasonally lower volumes. Cost of products sold was impacted by higher energy costs, lower recovered fiber costs and higher costs for goods and services. Selling and administrative expense was impacted by lower employee incentive compensation and medical benefit costs. Depreciation and amortization expense includes $193 million of accelerated depreciation associated with the previously announced closure of our Red River containerboard mill in Campti, Louisiana. Business segment operating profit (loss) includes an insurance reimbursement related to the Ixtac, Mexico box plant fire of $30 million in the first quarter of 2025 and $13 million in the fourth quarter of 2024.
Packaging Solutions EMEA business segment operating profit (loss) in the first quarter of 2025 was $46 million compared with $19 million in the fourth quarter of 2024. The first quarter of 2025 includes net sales of $1.2 billion and business segment operating profit (loss) of $13 million for the DS Smith EMEA business. For legacy IP EMEA Packaging, net sales were lower driven by lower sales prices. Cost of products sold was impacted by higher energy costs offset by a one-time energy credit received in the first quarter of 2025. Selling and administrative expense was impacted by lower overhead costs.
Global Cellulose Fibers business segment operating profit (loss) in the first quarter of 2025 was $17 million compared with $(250) million in the fourth quarter of 2024. Net sales were lower, reflecting lower average sales prices for fluff pulp and lower volumes for commodity pulp, partially offset by higher average sales prices for commodity pulp. Cost of products sold was impacted by lower operating costs driven by improved mill reliability, higher planned outage costs and higher energy costs. Selling and administrative expense was impacted by lower employee incentive compensation and medical benefit costs. Business segment operating profit was impacted by $215 million of accelerated depreciation expense in the fourth quarter of 2024 associated with the previously announced closure of the Georgetown, South Carolina pulp mill.
Cash used for operations during the first quarter of 2025 primarily reflects the timing of our annual incentive compensation payout and the payment of transaction costs associated with the closing of the DS Smith acquisition and other transformation related costs for a total impact of approximately $670 million. Additionally, first quarter of 2025 free cash flow reflects increased capital spending in line with our capital spending plan for 2025. The Company generated meaningful cash receipts outside of free cash flow through the sale of certain assets along with the receipt of insurance recoveries related to the Ixtac, Mexico box plant fire.
EFFECTS OF NET SPECIAL ITEMS
Net special items include items considered by management to not be reflective of the Company's underlying operations. Net special items in the first quarter of 2025 amount to a net after-tax charge of $204 million ($0.46 per diluted share) compared with a charge of $146 million ($0.42 per diluted share) in the fourth quarter of 2024 and a charge of $14 million ($0.04 per diluted share) in the first quarter of 2024. Net special items in all periods include the following charges (benefits):

	First Quarter 2025			Fourth Quarter 2024			First Quarter 2024
(In millions)	Before Tax	After Tax		Before Tax	After Tax		Before Tax	After Tax
DS Smith combination costs	$221	$183	(a)	$38	$38	(a)	$5	$4	(a)
Severance and other costs	83	63	(b)	162	122	(b)	8	6	(b)
Global Cellulose Fibers strategic options costs	12	9	(a)	5	4	(a)	—	—
Environmental remediation adjustments	—	—		35	26	(c)	—	—
Legal reserve adjustments	—	—		—	—		10	7	(d)
Net (gain) loss on sale of fixed assets	(67)	(51)	(e)	(58)	(44)	(e)	5	4	(e)
Interest related to settlement of tax audits	—	—		—	—		(10)	(7)	(f)
Total special items, net	$249	$204		$182	$146		$18	$14

(a)	Transaction and other costs that the Company believes are not reflective of the Company's underlying operations. See notes (a), (b) and (d) on the Consolidated Statement of Operations.
(b)	Severance and other costs associated with the Company's 80/20 strategic approach which includes the realignment of resources and mill strategic actions. See notes (c) and (e) of the Consolidated Statement of Operations.
(c)	Environmental remediation adjustments associated with remediation work at a waste pit site at a mill acquired but never operated by the Company, and last utilized by the predecessor owner of the mill, and post-closure remediation work associated with mill strategic actions implemented in 2023.
(d)	Legal reserve adjustment associated with a previously discontinued business.
(e)	Net (gain) loss on the sale of fixed assets related to the sale of assets at our permanently closed Orange, Texas containerboard mill, miscellaneous land and other items that the Company does not believe are reflective of the Company's underlying operations. See note (f) of the Consolidated Statement of Operations.
(f)	Interest income on tax overpayments in prior years associated with the settlement of certain tax audits.

EARNINGS WEBCAST
The Company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the Company’s website by clicking on the Investors tab and going to the Events & Presentations page at https://www.internationalpaper.com/investors/events-presentations. A replay of the webcast will also be on the website beginning approximately two hours after the call.

Parties who wish to participate in the webcast via teleconference may dial +1 (646) 307-1963 or, within the U.S. only, (800) 715-9871, and ask to be connected to the International Paper first quarter earnings call. The conference ID number is 6499444. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (609) 800-9909 or, within the U.S. only, (800) 770-2030 and when prompted for the conference ID, enter 6499444.

About International Paper
International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting internationalpaper.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the use of forward-looking or conditional words such as “expects,” “anticipates,” “believes,” “estimates,” “could,” “should,” “can,” “forecast,” “intend,” “look,” “may,” “will,” “remain,” “confident,” “commit” and “plan” or similar expressions. These statements are not guarantees of future performance and reflect management’s current views and speak only as to the dates the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. All statements, other than statements of historical fact, are forward-looking statements, including, but not limited to, statements regarding anticipated financial results, economic conditions, industry trends, future prospects and the anticipated benefits, execution and consummation of corporate transactions or contemplated acquisitions, including our acquisition of DS Smith Plc, subsequently re-registered as DS Smith Limited ("DS Smith"). Factors which could cause actual results to differ include but are not limited to: (i) our ability to consummate and achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spinoffs, capital investments and other corporate transactions, including, but not limited to, our business combination with DS Smith; (ii) our ability to integrate and implement our plans, forecasts, and other expectations with respect to the combined company, including in light of our increased scale and global presence; (iii) risks associated with our planned divestiture of five wholly-owned European subsidiaries required as a condition precedent to closing the DS Smith acquisition including achievement of negotiations, closing conditions and regulatory approvals and our failure to comply with the obligations associated therewith; (iv) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our targets and goals with respect to climate change and the emission of greenhouse gases and other environmental, social and governance matters, including our ability to meet such targets and goals; (v) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (vi) the level of our indebtedness, including our obligations related to becoming the guarantor of the Euro Medium Term Notes (the "DSS EMTN Notes") as as result of our acquisition of DS Smith, risks associated with our variable rate debt, and changes in interest rates (including the impact of current elevated interest rate levels); (vii) the impact of global and domestic economic conditions and industry conditions, including with respect to current challenging macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (viii) risks arising from conducting business internationally, domestic and global geopolitical conditions, military conflict (including the Russia/Ukraine conflict, the conflict in the Middle East, the further expansion of such conflicts, and the geopolitical and economic consequences associated therewith), changes in currency exchange rates, including in light of our increased proportion of assets, liabilities and earnings denominated in foreign currencies as a result of our business combination with DS Smith, trade policies (including but not limited to protectionist measures and the imposition of new or increased tariffs as well as the potential impact of retaliatory tariffs and other penalties including retaliatory policies against the United States) and global trade tensions, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (ix) the amount of our future pension funding obligations, and pension and healthcare costs; (x) the costs of compliance, or the failure to comply with, existing, evolving or new environmental (including with respect to climate change and greenhouse gas emissions), tax, trade, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws, regulations and policies (including but not limited to those in the United Kingdom and European Union); (xi) material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (xii) our ability to realize expected benefits and cost savings associated with restructuring initiatives; (xiii) cybersecurity and information technology risks, including as a result of security breaches and cybersecurity incidents; (xiv) our exposure to claims under our agreements with the Sylvamo Corporation; (xv) the qualification of the Sylvamo Corporation spin-off as a tax-free transaction for U.S. federal income tax purposes; (xvi) risks associated with our review of strategic options for our Global Cellulose Fibers business; (xvii) our ability to attract and retain qualified personnel and maintain good employee or labor relations; (xviii) our ability to maintain effective internal control over financial reporting; and (xix) our ability to adequately secure and protect our intellectual property rights. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and reports filed with the U.S. Securities and Exchange Commission. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Amy Simpson, 901-419-4964 Investors: Mark Nellessen; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2025		2024		2024
Net Sales	$5,901		$4,619		$4,580
Costs and Expenses
Cost of products sold	4,259	(a)	3,424	(a)	3,250	(a)
Selling and administrative expenses	530	(b)	358	(b)	521	(b)
Depreciation and amortization	571	(c)	278	(c)	499	(c)
Distribution expenses	483		391		348
Taxes other than payroll and income taxes	93	(d)	41		34
Restructuring charges, net	83	(e)	3	(e)	162	(e)
Net (gains) losses on sales of fixed assets	(67)	(f)	5	(f)	(58)	(f)
Interest expense, net	81		46	(g)	56
Non-operating pension expense (income)	3		(12)		(8)
Earnings (Loss) Before Income Taxes and Equity Earnings (Loss)	(135)		85		(224)
Income tax provision (benefit)	(31)		27		(78)
Equity earnings (loss), net of taxes	(1)		(2)		(1)
Net Earnings (Loss)	$(105)		$56		$(147)
Basic Earnings Per Common Share
Net earnings (loss)	$(0.24)		$0.16		$(0.42)
Diluted Earnings Per Common Share
Net earnings (loss)	$(0.24)		$0.16		$(0.42)
Average Shares of Common Stock Outstanding - Diluted	437.6		348.5		347.4

The accompanying notes are an integral part of this Consolidated Statement of Operations.

(a)	Includes a pre-tax charge of $70 million ($52 million after taxes) for the three months ended March 31, 2025 for the inventory step-up recognized in purchase accounting related to the DS Smith combination, a pre-tax charge of $10 million ($7 million after taxes) for the three months ended March 31, 2024 for a litigation reserve and a pre-tax charge of $35 million ($26 million after taxes) for the three months ended December 31, 2024 for environmental remediation adjustments.
(b)	Includes pre-tax charges of $101 million ($81 million after taxes), $5 million ($4 million after taxes) and $38 million (before and after taxes) for the three months ended March 31, 2025, March 31, 2024 and December 31, 2024, respectively, for transaction costs and integration costs associated with the DS Smith combination and pre-tax charges of $12 million ($9 million after taxes) and $5 million ($4 million after taxes) for the three months ended March 31, 2025 and December 31, 2024, respectively, for costs associated with our announced decision to explore strategic options for our Global Cellulose Fibers business.
(c)	Includes pre-tax charges of $197 million ($148 million after taxes) and $233 million ($175 million after taxes) for the three months ended March 31, 2025 and December 31, 2024, respectively, for accelerated depreciation associated with our mill and 80/20 strategic actions and a pre-tax charge of $5 million ($4 million after taxes) for the three months ended March 31, 2024 for closure costs associated with our mill strategic actions.

(d)	Includes a pre-tax charge of $50 million (before and after taxes) for the three months ended March 31, 2025 for a UK stamp tax associated with the DS Smith combination.
(e)	Includes pre-tax charges of $83 million ($63 million after taxes), $3 million ($2 million after taxes) and $162 million ($122 million after taxes) for the three months ended March 31, 2025, March 31, 2024 and December 31, 2024, respectively, for severance and other costs related to our mill strategic actions and 80/20 strategic approach.
(f)	Includes pre-tax gains of $62 million ($47 million after taxes) and $54 million ($41 million after taxes) for the three months ended March 31, 2025 and December 31, 2024, respectively, for asset sales related to our permanently closed Orange, Texas containerboard mill and pre-tax gains of $5 million ($4 million after taxes) and $4 million ($3 million after taxes) for the three months ended March 31, 2025 and December 31, 2024, respectively, and a loss of $5 million ($4 million after taxes) for the three months ended March 31, 2024 related to miscellaneous land sales and other items.

(g)	Includes pre-tax income of $10 million ($7 million after taxes) for the three months ended March 31, 2024 for interest income associated with the settlement of certain tax audits.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024
Net Earnings (Loss)	$(105)	$56	$(147)
Add back: Non-operating pension expense (income)	3	(12)	(8)
Add back: Net special items expense (income)	249	18	182
Income taxes - Non-operating pension and special items	(46)	(1)	(34)
Adjusted Operating Earnings	$101	$61	$(7)

	Three Months Ended March 31,		Three Months Ended December 31,
	2025	2024	2024
Diluted Earnings per Common Share as Reported	$(0.24)	$0.16	$(0.42)
Add back: Non-operating pension expense (income)	0.01	(0.04)	(0.02)
Add back: Net special items expense (income)	0.57	0.05	0.52
Income taxes per share - Non-operating pension and special items	(0.11)	—	(0.10)
Adjusted Operating Earnings per Share	$0.23	$0.17	$(0.02)
Notes:
Adjusted Operating Earnings and Adjusted Operating Earnings Per Share are non-GAAP financial measures defined as net earnings (loss) (a GAAP measure) excluding net special items and non-operating pension expense (income). Net earnings (loss) and Diluted earnings (loss) per share are the most directly comparable GAAP measures. The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items, as described in greater detail above, from the net earnings (loss) reported under U.S. GAAP. Adjusted Operating Earnings Per Share is calculated by dividing Adjusted Operating Earnings by the diluted average shares of common stock outstanding. Management uses these non-GAAP financial measures to focus on on-going operations, and believes that such non-GAAP financial measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. The Company believes that these non-GAAP financial measures, viewed alongside the most directly comparable GAAP measures, provides for a more complete analysis of the Company's results of operations.

Non-operating pension expense (income) represents amortization of prior service cost, amortization of actuarial gains/losses, expected return on assets and interest cost. The Company excludes these amounts from Adjusted Operating Earnings as the Company does not believe these items reflect ongoing operations. These particular pension cost elements are not directly attributable to current employee service. The Company includes service cost in our non-GAAP financial measure as it is directly attributable to employee service, and the corresponding employees' compensation elements, in connection with ongoing operations.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2025	December 31, 2024
Assets
Current Assets
Cash and Temporary Investments	$1,156	$1,170
Accounts and Notes Receivable, Net	4,565	2,966
Contract Assets	443	396
Inventories	2,590	1,784
Assets Held for Sale	174	—
Other	360	108
Total Current Assets	9,288	6,424
Plants, Properties and Equipment, Net	16,026	9,658
Goodwill	7,242	3,038
Intangibles, Net	4,585	145
Long-Term Financial Assets of Variable Interest Entities	2,335	2,331
Right of Use Assets	695	433
Overfunded Pension Plan Assets	199	92
Deferred Charges and Other Assets	798	679
Total Assets	$41,168	$22,800
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$444	$193
Accounts Payable and Other Current Liabilities	6,544	4,065
Total Current Liabilities	6,988	4,258
Long-Term Debt	9,175	5,368
Deferred Income Taxes	2,532	1,072
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,122	2,120
Long-Term Lease Obligations	477	292
Underfunded Pension Benefit Obligation	310	233
Postretirement and Postemployment Benefit Obligation	130	133
Other Liabilities	1,342	1,151
Equity
Common Stock	627	449
Paid-in Capital	14,350	4,732
Retained Earnings	9,038	9,393
Accumulated Other Comprehensive Loss	(1,341)	(1,722)
	22,674	12,852
Less: Common Stock Held in Treasury, at Cost	4,582	4,679
Total Equity	18,092	8,173
Total Liabilities and Equity	$41,168	$22,800

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net earnings (loss)	$(105)	$56
Depreciation and amortization	571	278
Deferred income tax expense (benefit), net	(74)	(11)
Restructuring charges, net	83	3
Net (gains) losses on sales on sales of fixed assets	(67)	5
Periodic pension (income) expense, net	13	(2)
Other, net	(87)	34
Changes in operating assets and liabilities
Accounts and notes receivable	(178)	7
Contract assets	(47)	2
Inventories	22	76
Accounts payable and other liabilities	(370)	(44)
Interest payable	23	17
Other	(72)	(26)
Cash Provided By (Used For) Operating Activities	(288)	395
Investment Activities
Invested in capital projects	(330)	(251)
Acquisitions, net of cash acquired	415	—
Proceeds from sale of fixed assets	83	1
Proceeds from insurance recoveries	28	—
Other	41	3
Cash Provided By (Used For) Investment Activities	237	(247)
Financing Activities
Issuance of debt	239	—
Reduction of debt	(6)	(3)
Change in book overdrafts	94	(5)
Repurchases of common stock and payments of restricted stock tax withholding	(62)	(22)
Dividends paid	(244)	(161)
Cash Provided By (Used for) Financing Activities	21	(191)
Cash Included in Assets Held for Sale	(2)	—
Effect of Exchange Rate Changes on Cash and Temporary Investments	18	—
Change in Cash and Temporary Investments	(14)	(43)
Cash and Temporary Investments
Beginning of the period	1,170	1,113
End of the period	$1,156	$1,070

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2025	2024
Cash Provided By (Used For) Operating Activities	$(288)	$395
Adjustments:
Cash invested in capital projects	(330)	(251)
Free Cash Flow	$(618)	$144

Free cash flow is a non-GAAP financial measure which equals cash provided by (used for) operating activities less cash invested in capital projects. The most directly comparable GAAP measure is cash provided by operations. Management utilizes this measure in connection with managing our business and believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial results. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Investors are cautioned to not place undue reliance on any non-GAAP financial measures used in this release.